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                                                                    EXHIBIT 10.1
                            PER-SE TECHNOLOGIES, INC.

                2005 SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN

Purpose: The purpose of the 2005 Senior Executive Compensation Plan is to provide for the payment of a cash bonus to eligible executives of the Company, the payment of which will be based on the Company's percentage increase in adjusted diluted earnings per share for fiscal year 2005 over adjusted diluted earnings per share for fiscal year 2004.

Administration: The Plan shall be administered by the Compensation Committee, whose interpretation of the Plan and all decisions and determinations with respect to the Plan are final, binding and conclusive on all parties.

Participants: The Company's Chief Executive Officer and Chief Financial Officer are hereby designated as participants in the Plan.

Target Bonus Amounts: The target bonus amounts that may be earned under the Plan are as follows: approximately $650,000 for the Chief Executive Officer, which is equal to 130% of his base salary for 2005, and approximately $325,000 for the Chief Financial Officer, which is equal to 100% of his base salary for 2005.

Calculation of Bonus Amounts: Participants in the Plan shall earn incentive bonuses based on the percentage increase, if any, in the Company's Adjusted Diluted Earnings Per Share (as defined below) for fiscal year 2005 over Adjusted Diluted Earnings Per Share for fiscal year 2004, in accordance with the following chart:

GROWTH IN ADJUSTED DILUTED                                  PERCENTAGE OF
   EARNINGS PER SHARE                                    TARGET BONUS EARNED
--------------------------                      -----------------------------------------
< 12%                                           0%

> 12%                                           5% for each percentage increment over 12%

Definition of Adjusted Diluted Earnings Per Share: For fiscal years 2004 and 2005, "Adjusted Diluted Earnings Per Share" shall be calculated in a manner consistent with the calculation of the Company's diluted earnings per share as reported in the Company's audited annual financial statements, except that (i) 2004 Earnings Per Share base amount is $0.91, which excludes EPS related to additional audit procedures, gain on Lloyds settlement, lease charge on new corporate office, incentive compensation costs, debt refinancing costs, restructuring costs, and the adjustment to the deferred tax valuation allowance, and (ii) 2005 Earnings Per Share calculation shall exclude $1.5 million of 2005 income related to the technical problem experienced in the Company's physician claims clearinghouse in December 2004, incentive compensation expenses, and any adjustment to the deferred tax valuation allowance. Additionally, the inclusion/exclusion of income/expense related to the any potential acquisitions will be reviewed and approved by the Compensation Committee prior to such transaction.